                                                                    Exhibit 10.1


                     -------------------------------------

                            STOCK PURCHASE AGREEMENT

                     -------------------------------------

                                 By and Between

                      EASTERN ENVIRONMENTAL SERVICES, INC.

                                       and

                       DELMARVA CAPITAL TECHNOLOGY COMPANY

                     -------------------------------------

ARTICLE I.  CERTAIN DEFINITIONS...........................................  1

ARTICLE II.  PURCHASE AND SALE OF SHARES..................................  4
         Section 2.1.  Purchase and Sale of Shares........................  4

ARTICLE III.  PURCHASE PRICE..............................................  4
         Section 3.1.  Exclusivity Fee....................................  4
         Section 3.2.  Purchase Price.....................................  4
         Section 3.3.  Closing Date Balance Sheet.........................  4
         Section 3.4.  Post-Closing Adjustment............................  6
         Section 3.5.  Landfill Gas Utilization Project...................  6

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES REGARDING SELLER..............  7
         Section 4.1.  Organization and Good Standing.....................  7
         Section 4.2.  Power and Authorization............................  7
         Section 4.3.  No Conflicts.......................................  7
         Section 4.4.  Ownership..........................................  8
         Section 4.5.  Brokers............................................  8

ARTICLE V.  REPRESENTATIONS AND WARRANTIES REGARDING THE
         COMPANY AND THE SUBSIDIARIES.....................................  9
         Section 5.1.  Organization and Qualification.....................  9
         Section 5.2.  No Conflicts.......................................  9
         Section 5.3.  Capital Structure.................................. 10
         Section 5.4.  Subsidiaries....................................... 10
         Section 5.5.  Compliance with Laws............................... 11
         Section 5.6.  Litigation......................................... 11
         Section 5.7.  Financial Statements............................... 11
         Section 5.8.  Accounts Receivable................................ 12
         Section 5.9.  Real Property...................................... 12
         Section 5.10.  Personal Property................................. 13
         Section 5.11.  List of Properties and Contracts.................. 13
         Section 5.12.  Contracts......................................... 14
         Section 5.13.  Insurance......................................... 14
         Section 5.14.  Trademarks and Intellectual Property.............. 15
         Section 5.15.  Tax Matters....................................... 15
         Section 5.16.  Employee Benefits................................. 15
         Section 5.17.  Labor Matters..................................... 16
         Section 5.18.  Affiliated Agreements............................. 16
         Section 5.19.  Environmental Matters............................. 17
         Section 5.20.  Absence of Certain Changes and Events............. 18
         Section 5.21.  Records........................................... 19
         Section 5.22.  Brokers........................................... 19
         Section 5.23.  Seller's Knowledge................................ 19
         Section 5.24.  Disclosure........................................ 19

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES OF BUYER...................... 20
         Section 6.1.  Organization and Qualification..................... 20
         Section 6.2.  Power and Authorization............................ 20
         Section 6.3.  No Conflicts....................................... 20
         Section 6.4.  Financial Condition................................ 21
         Section 6.5.  SEC Disclosure..................................... 21
         Section 6.6.  WARN Act........................................... 21
         Section 6.7.  Investigation and Evaluation....................... 21
         Section 6.8.  Forecasts and Projections.......................... 22
         Section 6.9.  Brokers............................................ 22

ARTICLE VII.  PRE-CLOSING COVENANTS....................................... 22
         Section 7.1.  Seller's Covenants................................. 22
         Section 7.2.  Publicity.......................................... 25
         Section 7.3.  HSR Act............................................ 26
         Section 7.4.  Cooperation and Best Efforts....................... 26
         Section 7.5.  Longenecker Option................................. 26
         Section 7.6.  Levan Option....................................... 27
         Section 7.7.  Surety and Similar Obligations..................... 27

ARTICLE VIII.  POST-CLOSING COVENANTS..................................... 27
         Section 8.1.  Books and Records.................................. 27
         Section 8.2.  Compliance with WARN Act........................... 27

ARTICLE IX.  CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE.................. 28
         Section 9.1.  Accuracy of Representations and Warranties;
                  Performance by Seller................................... 28
         Section 9.2.  Closing Deliveries................................. 28
         Section 9.3.  Absence of Litigation.............................. 28
         Section 9.4.  Consents........................................... 28
         Section 9.5.  HSR Act............................................ 28
         Section 9.6.  Opinion of Counsel................................. 28
         Section 9.8.  Waiver of Conditions............................... 29

ARTICLE X.  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE.................. 29
         Section 10.1.     Accuracy of Representations and
                  Warranties; Performance by Buyer........................ 29
         Section 10.2.  Closing Deliveries................................ 29
         Section 10.3.  Absence of Litigation............................. 29
         Section 10.4.  Consents.......................................... 29
         Section 10.5.  HSR Act........................................... 29
         Section 10.6.  Opinion of Counsel................................ 30
         Section 10.7.  Approval by the Board of Directors................ 30
         Section 10.8.  Waiver of Conditions.............................. 30

ARTICLE XI.  THE CLOSING.................................................. 30

         Section 11.1.  The Closing....................................... 30
         Section 11.2.  Deliveries at the Closing......................... 30

ARTICLE XII.  TERMINATION................................................. 32
         Section 12.1.  Termination....................................... 32
         Section 12.2.  Procedure for Termination......................... 32

ARTICLE XIII.  INDEMNITY.................................................. 33
         Section 13.1.  Indemnity by Seller............................... 33
         Section 13.2.  Indemnification by Buyer.......................... 34
         Section 13.3.  Procedure for Indemnification with Respect
                        to Third Party Claims............................. 35
         Section 13.4.  Procedure for Non-Third Party Claims.............. 36
         Section 13.5.  Special Tax Provisions............................ 36
         Section 13.6.  Recovery of Costs; Limitation of Damages.......... 39
         Section 13.7.  Disclaimer of Warranties.......................... 39

ARTICLE XIV.  MISCELLANEOUS............................................... 40
         Section 14.1.  Survival of Representations and Warranties........ 40
         Section 14.2.  Counterparts...................................... 40
         Section 14.3.  Assignment........................................ 40
         Section 14.4.  Retention of Counsel.............................. 40
         Section 14.5.  Fees and Expenses................................. 41
         Section 14.6.  Notices........................................... 41
         Section 14.7.  Governing Law..................................... 42
         Section 14.8.  Further Actions and Assurances.................... 42
         Section 14.9.  Effect of Headings................................ 42
         Section 14.10.  Severability..................................... 42
         Section 14.11.  Representations.................................. 42
         Section 14.12.  Entire Agreement; Modification; Waiver........... 42

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement ("Agreement") is made and entered into this 17 day of October, 1997 by and between Eastern Environmental Services, Inc., a Delaware corporation (hereinafter referred to as "Buyer"), and Delmarva Capital Technology Company, a Delaware corporation (hereinafter referred to as "Seller").

         WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding shares of capital stock of Pine Grove, Inc., a Delaware corporation (the "Company"); and

         WHEREAS, the Company owns one hundred percent (100%) of the issued and outstanding shares of capital stock of each of Pine Grove Hauling Company, a Pennsylvania corporation ("PGH"), and Pine Grove Landfill, Inc., a Pennsylvania corporation ("PGL"); and

         WHEREAS, PGH is engaged in the non-hazardous waste hauling and transfer station business in and around Schuylkill County, Pennsylvania, and PGL owns and operates a non-hazardous landfill in Pine Grove Township, Schuylkill County, Pennsylvania; and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties herein contained, and for other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller do hereby agree as follows:


                                   ARTICLE I.
                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms have the following meaning unless the context requires otherwise:

"Authorization" means any consent, license, permit, franchise, grant or authorization of any Governmental Authority.

"Buyer Disclosure Statement" means the disclosure statement delivered to Seller by Buyer in connection with the transactions contemplated by this Agreement.

"Buyer Transaction Documents" mean the agreements, instruments and documents required to be delivered by Buyer in connection with the transactions contemplated by this Agreement.

"Closing" means the consummation of the transactions described in Article II of this Agreement in accordance with Article XI of this Agreement.

"Closing Date" means the date defined in Section 11.1 of this Agreement.

"Contract" means any contract, agreement, license, lease, understanding or arrangement or other legally binding contractual right or obligation (whether written or oral).

"Disclosure Statement" means the disclosure statement delivered to Buyer by Seller in connection with this Agreement.

"Encumbrance" means any restriction, mortgage, deed of trust, pledge, lien, option, right of first refusal, security interest or other similar charge, claim or encumbrance, including any restriction on use, transfer, voting, receipt of income or other attribute of ownership.

"Environmental Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, the Clean Water Act, the Pennsylvania Solid Waste Management Act, the Pennsylvania Clean Streams Law, and the Pennsylvania Hazardous Sites Clean Up Act, each as amended, together with all other Laws concerning pollution or protection of the environment, public health and safety or employee health and safety, including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances into ambient air, surface water, ground water or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, Hazardous Substances or wastes.

"Governmental Authority" means any federal, state, local or other governmental authority, or any political subdivision thereof, and any governmental, judicial, public or statutory instrumentality, tribunal, agency, authority, body or entity having legal jurisdiction over any matter or Person in question.

"Hazardous Substance" means (i) any substance designated or listed as a "hazardous substance" under Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or the regulations adopted pursuant thereto; (ii) any substance designated or listed as a "hazardous substance" under Sections 307 or 311 of the Clean Water Act or the regulations adopted pursuant thereto; or (iii) any substance defined, designated or listed as a "hazardous waste" under Section 1004(5) of the Resource Conservation and Recovery Act or the regulations adopted pursuant thereto.

"Law" means any federal, state or local ordinance, regulation, decree, order, statute, regulation, permit, license or certificate, or any judgment, order or award, of any court or other Governmental Authority.

"Material Contract" means any Contract to which the Company or any Subsidiary is a party and which, in the reasonable expectation of the Company, could involve future payments, or receipt or delivery of cash, goods or services having a value, in excess of $25,000 per annum and is not terminable upon not more than thirty (30) days notice without payment of premium or penalty by the Company or the Subsidiary that is a party to such Contract.

"Person" means an individual, corporation, partnership, association, limited liability company, joint stock company, trust, estate, unincorporated organization or court or other Governmental Authority or any agency or subdivision thereof, or any other legally recognizable entity.

"Project" means the Pine Grove Landfill (Solid Waste Permit No. 101427) owned and operated by PGL and the solid waste collection, processing and transportation operations of PGH.

"Seller Transaction Documents" means the agreements, instruments and documents required to be delivered by Seller in connection with the transactions contemplated by this Agreement.

"Subsidiaries" means PGH and PGL.

"Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including without limitation all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any Governmental Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

"Tax Return" means a report, return or other information required to be supplied to a Governmental Authority with respect to Taxes, including, where permitted or required, combined or consolidated returns for a group of entities.

"Transaction Documents" mean the Seller Transaction Documents, the Buyer Transaction Documents and any other agreements, instruments or documents referred to or contemplated herein or therein.


                                   ARTICLE II.
                                   -----------
                           PURCHASE AND SALE OF SHARES

         Section 2.1. Purchase and Sale of Shares. On the terms and subject to
                      ---------------------------
the conditions set forth in this Agreement, on the Closing Date, Seller shall sell to Buyer and Buyer shall purchase from Seller, free and clear of any and all Encumbrances (except for restrictions imposed generally by applicable securities Laws), 1000 shares of the capital stock of the Company, par value $1.00 per share, representing one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company (the "Shares"), together with all rights attaching or accruing thereto and all dividends and distributions declared, made or paid from and after the Closing Date thereon or in respect thereof.


                                  ARTICLE III.
                                  ------------
                                 PURCHASE PRICE

         Section 3.1. Exclusivity Fee. Simultaneously with the execution and
                      ---------------
delivery hereof, Buyer is delivering to Drinker Biddle & Reath LLP, as escrow agent ("Escrow Agent") pursuant to the Escrow Agreement, dated the date hereof, among Buyer, Seller and Escrow Agent (the "Escrow Agreement") the amount of Two Hundred Fifty Thousand Dollars ($250,000) by wire transfer or certified or bank check (together with any interest thereon, the "Exclusivity Fee"). Buyer is paying the Exclusivity Fee to Seller in order to induce Seller to enter into this Agreement and to grant to Buyer, subject to the terms and conditions hereof, the exclusive right to acquire the Company; provided that Seller has agreed to
                                        -------- ----
refund the Exclusivity Fee if this Agreement is terminated under certain circumstances and further provided that upon the consummation of the transactions as provided for herein, Seller has agreed to waive such fee and shall apply the amount thereof to the purchase price payable pursuant to Section 3.2.

         Section 3.2. Purchase Price. Subject to adjustment as provided in
                      --------------
Section 3.3 and Section 7.1(vi), the aggregate purchase price paid to Seller by Buyer for the purchase of the Shares shall be Forty-Six Million Dollars ($46,000,000) (the "Closing Payment") plus the Landfill Gas Payments (as defined in Section 3.5), if any. The Closing Payment, less the amount of the Exclusivity Fee, shall be paid in cash to Seller by Buyer on the Closing Date by wire transfer of immediately available funds to an account designated by Seller. The Landfill Gas Payments, if any, shall be paid to Seller by Buyer as provided in
Section 3.5.

         Section 3.3.  Closing Date Balance Sheet.
                       --------------------------

            (a) Within thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Seller the consolidated balance sheet for the Company and the Subsidiaries as of the close of business on the business day immediately preceding the Closing Date (the "Closing Date Balance Sheet"). Seller shall fully cooperate with Buyer during Buyer's preparation of the Closing Date Balance Sheet. The Closing Date Balance Sheet shall set forth the consolidated Net Working Capital (as defined below) of the Company and the Subsidiaries, and shall have been prepared in accordance with generally accepted accounting principles, applied consistently with the accounting methods and principles used to prepare the financial statements of the Company referred to in Section 5.7. Seller shall have the right to review all of Buyer's work papers and all relevant records of Buyer and its accountants relating to the Closing Date Balance Sheet. For purposes of this Agreement, Net Working Capital shall mean the consolidated current assets of the Company, less its consolidated current liabilities (other than indebtedness and other obligations which Seller is obligated by this Agreement to repay on or prior to Closing), in each case as determined in accordance with generally accepted accounting principles, applied consistently with the accounting methods and principles used to prepare the financial statements of the Company referred to in Section 5.7, as modified by
Section 7.1(vi) hereof, and further provided that the reserve for doubtful accounts on the Closing Date Balance Sheet shall be established as disclosed in
Section 5.20 of the Disclosure Statement.

            (b) The Closing Date Balance Sheet delivered by Buyer to Seller shall be deemed to be and shall be final, binding and conclusive on the parties hereto, unless Seller disputes the Closing Date Balance Sheet in accordance with this Section 3.3(b). Seller may dispute any amounts reflected on the Closing Date Balance Sheet (any such disputed amounts, the "Disputed Matters"); provided, however, that Seller shall be entitled to dispute any such matter only
--------  -------
if (1) Seller shall notify Buyer in writing of each Disputed Matter within thirty (30) days of Seller's receipt of the Closing Date Balance Sheet and (2) all such asserted disputes, if resolved in Seller's favor, would result in an adjustment to the Closing Payment in excess of $50,000 (in which event the full amount of the adjustment, as finally determined, shall be made as provided below). Any Disputed Matters shall be subject to good faith negotiations between the parties for up to fifteen (15) days prior to being referred to the Independent Accounting Firm (as defined below). Any Disputed Matters not resolved by such good faith negotiations shall be decided by an independent accounting firm acceptable to both Seller and Buyer (the "Independent Accounting Firm"). The costs and expenses of the Independent Accounting Firm shall be shared equally by Seller and Buyer. The Independent Accounting Firm so chosen shall consider only the Disputed Matters and Buyer and Seller shall use reasonable efforts to cause the Independent Accounting Firm to render a final decision on the Disputed Matters by delivering a written report to Buyer and Seller no later than thirty (30) days after having received the assignment with respect thereto. The decision of the Independent Accounting Firm with respect to all Disputed Matters shall be based solely on whether the Closing Date Balance Sheet was prepared in accordance with the requirements of this Agreement, shall be final and binding upon the parties hereto and shall not be subject to challenge in any court.

         Section 3.4.  Post-Closing Adjustment.
                       -----------------------

            (a) If the Net Working Capital as of the Closing Date as conclusively determined as provided in Section 3.3 (such conclusive determination is referred to herein as "Certified Net Working Capital"), is less than $25,000, then Seller shall pay, or cause to be paid, to Buyer the amount of such deficiency. If the Certified Net Working Capital is greater than $25,000, then Buyer shall pay, or cause to be paid, to Seller the amount of such excess. Any payment pursuant to this Section 3.4(a) shall be made within five
(5) business days following the conclusive determination of Net Working Capital (such fifth business day, the "Due Date"). Any payment not made by the Due Date therefor shall bear interest from the Due Date at the rate of ten percent (10.0%) per annum.

            (b) Payments made pursuant to this Section 3.4 shall be made by wire transfer of immediately available funds to an account designated by the party receiving such payment.

         Section 3.5.  Landfill Gas Utilization Project.
                       --------------------------------

            (a) If, prior to October 31, 1998, Toro Energy, Inc. or any of its affiliates shall have entered into an agreement satisfactory to Buyer for the commercial utilization of certain gas generated at the Project (the "Gas Contract"), then Buyer shall, during the first five years of the operation of the Project, pay to Seller, in cash no less frequently than quarterly, twenty-five percent (25.0%) of the Operating Revenue (as defined below) received by PGL (under the Gas Contract) and DCTC Burney, Inc., (as a distribution on its member interest in Pine Grove Development LLC ("PGD")) (such payments, the "Landfill Gas Payments"). For the purposes of this Agreement, "Operating Revenue" shall mean gross revenues less operating expenses, which shall be negotiated in good faith by the parties prior to the Closing Date.

            (b) Prior to Closing, Seller shall use reasonable efforts to obtain the consent of the other member of PGD to the transfer, to Buyer (or Buyer's designee) of the 49% membership interest therein owned by an affiliate of Seller, which consent shall also include an estoppel certificate, in form and substance reasonably satisfactory to Buyer, with respect to the obligations of PGL under that certain Gas Lease and Easement Agreement, dated December 29, 1995. Such estoppel shall acknowledge PGL's right to terminate such Gas Lease and Easement Agreement at any time before a Gas Contract which is acceptable to PGL is entered into. Provided that such consent and estoppel has been obtained, Seller shall cause such interest to be assigned and transferred to Buyer at Closing, free and clear of all Encumbrances other than those set forth in the Membership Agreement of PGD. However, if such consent and estoppel is not so obtained, Seller shall not be obligated to effect such transfer and Buyer shall have no obligations pursuant to Section 3.5(a), however, Seller shall then cause

DCTC Burney, Inc. to deliver to Buyer at Closing an estoppel certificate to the same effect as referred to above.


                                   ARTICLE IV.
                                   -----------
                 REPRESENTATIONS AND WARRANTIES REGARDING SELLER

         Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

         Section 4.1. Organization and Good Standing. Seller is a corporation
                      ------------------------------
duly organized, validly existing and in good standing under the Laws under which it has been incorporated and has all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as presently conducted.

         Section 4.2. Power and Authorization. Subject to Section 10.7, Seller
                      -----------------------
has full legal right, power and authority necessary to enter into and perform its obligations under this Agreement and under the Seller Transaction Documents. This Agreement has been and, at the Closing, each Seller Transaction Document will have been, duly and validly executed and delivered by Seller. This Agreement constitutes, and each Seller Transaction Document will constitute when executed and delivered by Seller, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

         Section 4.3. No Conflicts.
                      ------------

            (a) Except as set forth in Section 4.3 of the Disclosure Statement, the execution, delivery and performance of this Agreement and the Seller Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                (i) violate the certificate or articles of incorporation or bylaws of Seller, or any Law binding upon Seller;

                (ii) violate, result in a breach of or constitute a default under any Material Contract of Seller, or give to others any rights in or with respect to the Shares; or

                 (iii) result in, require or permit the creation or imposition of any Encumbrance upon or with respect to the Shares or any assets of the Company or any Subsidiary.

           (b) Section 4.3(b) of the Disclosure Statement sets forth each consent or approval of, or registration, notification, filing and/or declaration with, any Governmental Authority, creditor, lessor or other Person required to be given or made by Seller in connection with the execution, delivery and performance by Seller of this Agreement and the Seller Transaction Documents (the "Seller Consents"). Except as set forth in Section 4.3(b) of the Disclosure Statement, all Seller Consents have been obtained or made or will be obtained or made prior to the Closing.

           (c) There are no actions, proceedings or investigations pending or, to the knowledge of Seller, threatened that question any of the transactions contemplated by, or the validity of, this Agreement or the Seller Transaction Documents or which, if adversely determined, would have an adverse effect upon the ability of Seller to enter into or perform its obligations under this Agreement or the Seller Transaction Documents.

           (d) Seller has not received any request from any Governmental Authority for information with respect to the transactions contemplated hereby except pursuant to the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

     Section 4.4.  Ownership.  Seller is the sole owner, beneficially and of
                   ---------
record, of and has good and valid title to the Shares. On the Closing Date, Seller shall deliver or cause to be delivered to Buyer full right, title and interest in and to the Shares, free and clear of any and all Encumbrances (except for restrictions imposed generally by applicable securities Laws). Neither Seller nor the Company is a party to any option, warrant, right, Contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the capital stock of the Company or any Subsidiary, including, without limitation, the Shares. There are no Contracts, including, without limitation, option or shareholder agreements, affecting the right of Seller to convey the Shares. Seller has the absolute right, authority, power and capacity to sell, assign and transfer the Shares owned by it to Buyer free and clear of any and all Encumbrances (except for restrictions imposed generally by applicable securities Laws).

     Section 4.5.  Brokers.  No Person acting on behalf of Seller or any of
                   -------
its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee for which Buyer would be liable, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.


                                  ARTICLE V.
                                  ----------
             REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
                             AND THE SUBSIDIARIES

     Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

     Section 5.1.  Organization and Qualification.  The Company and each
                   ------------------------------
Subsidiary is duly organized, validly existing and in good standing under the Laws under which it has been incorporated and each has all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as presently conducted. The Company and each of the Subsidiaries is duly qualified to do business as a foreign corporation in each jurisdiction set forth in Section 5.1 of the Disclosure Statement. The copies of the articles of incorporation and bylaws of each Subsidiary and the Company which are included in Section 5.1 of the Disclosure Statement are correct and complete and include all amendments thereof through the date hereof.

     Section 5.2.  No Conflicts.
                   ------------

           (a) Except as set forth in Section 5.2(a) of the Disclosure Statement, the execution, delivery and performance of this Agreement do not and will not (with or without the passage of time or the giving of notice):

                  (i) violate or conflict with the certificate or articles of incorporation or bylaws of the Company or any Subsidiary, or any Law binding upon the Company or any Subsidiary;

                 (ii) violate or conflict with, result in a breach of or constitute a default or otherwise cause any loss of benefit under any Material Contract to which the Company or any Subsidiary is a party, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with respect to the Company or any Subsidiary or any material assets or properties of the Company, including, without limitation, the Subsidiary Shares (as defined in Section 5.4(a)), or any Subsidiary; or

                 (iii) result in, require or permit the creation or imposition of any Encumbrance upon or with respect to the Shares, the Company, any Subsidiary, the Subsidiary Shares or any material assets or properties of the Company or any Subsidiary.

           (b) Section 5.2(b) of the Disclosure Statement sets forth each consent or approval of, or registration, notification, filing and/or declaration with, any Governmental Authority, creditor, lessor or other Person required to be given or made by the Company or any Subsidiary in connection with the execution, delivery and performance by Seller of this Agreement and the Seller Transaction Documents (the "Company Consents"). Except as set forth in Section 5.2(b) of the Disclosure Statement, all Company Consents have been obtained or made or will be obtained or made prior to the Closing.

           (c) The Company has not received any request from any Governmental Authority for information with respect to the transactions contemplated hereby except pursuant to the HSR Act.

     Section 5.3.  Capital Structure.
                   -----------------

           (a) The authorized, issued and outstanding capital stock and other securities of the Company and each of the Subsidiaries are set forth in Section
5.3 of the Disclosure Statement. The Shares sold pursuant to Section 2.1 of this Agreement constitute all of the outstanding shares of capital stock of the Company and have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and have been issued in compliance with the certificate or articles of incorporation of the Company and all applicable securities Laws.

           (b) No Person has any preemptive or other similar rights with respect to any capital stock or other securities of the Company or any Subsidiary and there are no options, warrants, rights, Contracts, conversion rights, rights to subscribe for, or commitments or rights of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any capital stock or other securities of the

Company or any Subsidiary (including, without limitation, the Shares) or obligating the Company, any Subsidiary or any other Person to purchase or redeem any capital stock option, warrant, right, equity interest or other securities of the Company or any Subsidiary.

     Section 5.4.  Subsidiaries.
                   ------------

           (a) The Company is the owner, beneficially and of record, of all of the issued and outstanding shares of capital stock of the Subsidiaries and, except as set forth in Section 5.4(a) of the Disclosure Statement, owns such shares free and clear of all Encumbrances. The shares in the Subsidiaries are collectively referred to herein as the "Subsidiary Shares." There are no voting trusts, proxies or any other Contracts or understandings with respect to the voting of the capital stock of any Subsidiary.

           (b) All of the Subsidiary Shares have been validly issued and are fully paid and nonassessable, and have been issued in compliance with the certificate or articles of incorporation of each Subsidiary and all applicable securities Laws.

           (c) Except as set forth in Section 5.4(c) of the Disclosure Statement, the Subsidiaries are the only entities in which the Company owns directly (or indirectly through any Subsidiary or otherwise) any stated capital, share capital or other equity interest. Except as set forth in Section 5.4(c) of the Disclosure Statement, neither the Company nor any Subsidiary is a member in any partnership, cooperative or joint venture.

     Section 5.5.  Compliance with Laws.
                   --------------------

           (a) Other than with respect to Environmental Health and Safety Laws, as to which Seller represents and warrants to Buyer solely as set forth in
Section 5.19, the Company and each of the Subsidiaries is in compliance in all material respects with all Laws applicable to the conduct of the respective businesses thereof.

           (b) The Company and each of the Subsidiaries owns, holds, possesses or lawfully uses in the operation of its respective business all Authorizations that are necessary for it to conduct such business. Set forth in Section 5.5 of the Disclosure Statement is a list of all material Authorizations of the Company and each Subsidiary. To the knowledge of Seller, neither the Company nor any Subsidiary is in default, nor has the Company or any Subsidiary received any written notice of any claim of default, under any Authorization.

     Section 5.6.  Litigation.  Except as set forth in Section 5.6 of the
                   ----------
Disclosure Statement, there are no claims, actions, suits, proceedings (arbitration or otherwise) or investigations involving or affecting the Company or any Subsidiary pending either in court or before any other Governmental Authority, or before an arbitrator of any kind. To the knowledge of Seller, no such claim, action, suit, proceeding or investigation is presently threatened. There are no unsatisfied judgments, penalties or awards against or affecting the Company, any Subsidiary or their respective assets or properties.

     Section 5.7.  Financial Statements.
                   --------------------

           (a) The Seller has delivered to Buyer (i) the unaudited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 1996 (the "Balance Sheet") and the consolidating balance sheets of the Company and each Subsidiary as of such date and as at December 31, 1995, and the related unaudited statements of income and cash flow for each of the fiscal years then ended (collectively, the "Historic Financial Statements"); and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as at September 30, 1997 (the "Interim Balance Sheet"), and the consolidating balance sheets of the Company and each Subsidiary as of such date, and the related unaudited statements of income and cash flow for the nine (9) months then ended (collectively, the "1997 Interim Statements"). Subject to the disclosures made in Section 5.20 of the Disclosure Statement, the Historic Financial Statements and the 1997 Interim Statements fairly present, in all material respects, the consolidated financial condition, cash flow and results of operations of the Company and the Subsidiaries as of the respective dates thereof and for the periods therein referred to, all in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied, subject to (x) recurring year-end adjustments, (y) the absence of notes and (z) in the case of the 1997 Interim Statements, Seller's reasonable estimates of accruals and adjustments applied on a basis consistent with Seller's past preparation of interim financial statements. The Balance Sheet and the Interim Balance Sheet fairly reflect reserves or other appropriate provisions at least equal to reasonably anticipated liabilities, losses and expenses of the Company and the Subsidiaries as of the respective dates thereof required to be disclosed by GAAP.

           (b) Subject to the disclosures made in Section 5.20 of the Disclosure Statement, the Balance Sheet and the Interim Balance Sheet fairly reflect all material liabilities of the Company and the Subsidiaries, whether absolute, accrued or contingent, as of the respective dates thereof of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP. Neither the Company nor any Subsidiary has any material liabilities or obligations of a nature required to be reflected in a balance sheet prepared in accordance with GAAP that are not reflected on the Interim Balance Sheet, except for current liabilities (within the meaning of GAAP) which have been incurred since the date thereof in the ordinary course of business consistent with past practice.

     Section 5.8.  Accounts Receivable.  All accounts and notes receivable of
                   -------------------
the Company and each Subsidiary represent obligations from sales made or services rendered in the ordinary course of business and to the knowledge of the Company are not subject to any known defenses or rights of set-off. The reserve for doubtful accounts established as disclosed on Section 5.20 of the Disclosure Statement is consistent with the Company's consolidated collection history over the last twelve (12) months.

     Section 5.9.  Real Property.  Section 5.9 of the Disclosure Statement
                   -------------
briefly describes each interest in real property owned or leased by the Company and each Subsidiary, including the location thereof (collectively, the "Premises"). Except as set forth in Section 5.9 of the Disclosure Statement, the Company and each Subsidiary has good and marketable title in fee simple to the Premises owned by it, including all real property permitted as a landfill under the Solid Waste Management Act, under the permits set forth in Section 5.5(b)IA (1 through 36) of the Disclosure Statement, insurable at regular rates by a title insurance company authorized to do business in the Commonwealth of Pennsylvania pursuant to the standard stipulations and conditions of ALTA Policy of Owner's Title Insurance (10/17/92) (provided that no representation is made with respect to the real property referred to in Section 7.5 or 7.6 hereof), and owns all right, title and interest in all leasehold estates and other rights purported to be granted to it by the leases and other agreements listed in Section

5.9 of the Disclosure Statement, in each case free and clear of any Encumbrances except for (i) liens for current taxes, assessments and governmental charges and levies which may be paid without penalty, interest or other additional charge,
(ii) such easements and restrictions, if any, as do not materially detract from the value or marketability of the property subject thereto, (iii) any Encumbrances set forth in Section 5.9 of the Disclosure Statement, (iv) all Encumbrances which have been disclosed by a title insurance policy identified by policy number on the Disclosure Statement and (v) Encumbrances on the Tax Parcels identified in Section VII(A) of Section 5.9 of the Disclosure Statement, as to which no representation is being made. To the knowledge of Seller, no building or structure included in the Premises violates any restrictive covenant or encroaches on any property owned by others. No condemnation proceeding is pending or, to the knowledge of Seller, threatened, with respect to any of the Premises. Seller has made available to Buyer true and complete copies of all deeds and other instruments (as recorded) by which the Company and each Subsidiary acquired the Premises. To the knowledge of Seller, except as set forth in the Section 5.9 of the Disclosure Statement or in the leases and agreements identified therein, there are no lease agreements, purchase agreements, rights of first refusal, options or other agreements or commitments in effect conveying to any person or entity any rights with respect to the Premises.

     Section 5.10.  Personal Property.  The Company and each Subsidiary has
                    -----------------
good and marketable title to all of the personal property reflected on its books and records as being owned by it, including, except as they have since been affected by transactions in the ordinary course of business, the personal property reflected as being owned in the Interim Balance Sheet, free and clear of any Encumbrances, except such as are reflected in the Interim Balance Sheet or Section 5.10 of the Disclosure Statement. On the Closing Date, the fixed assets and machinery of the Company and each Subsidiary will in the aggregate be in good operating condition, subject to normal wear and tear.

     Section 5.11.  List of Properties and Contracts.  Section 5.11 of the
                    --------------------------------
Disclosure Statement sets forth the following:

           (a) each Contract of the Company or any Subsidiary for the purchase or sale of real property;

           (b) each Material Contract (other than contracts with customers) of the Company or any Subsidiary;

           (c) any guarantee by the Company or any Subsidiary of the obligations of its or their customers, suppliers, officers, directors, employees, affiliates or others;

           (d) any agreement which provides for the incurrence by the Company or any Subsidiary of indebtedness for borrowed money;

           (e) any mortgage or other form of secured indebtedness of the Company or any Subsidiary;

           (f) each standard form of agreement currently used by the Company or any Subsidiary with its customers;

           (g) a list of each vehicle, item of machinery and other tangible asset (other than real property) carried as an asset on the records of, or leased by, the Company or any Subsidiary with a fair market or book value in excess of $1,000 in respect of any item (identifying leased assets separately);

           (h)   a listing of each lease of personal property identified in
Section 5.11 of the Disclosure Statement pursuant to Section 5.11(g) hereof;

           (i) a listing of each waste disposal contract between the Company or any Subsidiary and any municipality or municipal authority; and

           (j) a listing of the twenty largest customers of each of PGH and PGL (with customer name omitted), identifying recent average monthly revenue, the percentage of total revenue represented by such customers, and, in the case of PGL, average monthly volume and rates.

     Section 5.12.  Contracts.  Except as set forth in Section 5.12 of the
                    ---------
Disclosure Statement, each Material Contract to which the Company or any Subsidiary is a party or by which its or their assets are bound is in full force and effect and is valid, binding and enforceable against the Company or any such Subsidiary in accordance with its terms. Except as described in Section 5.12 of the Disclosure Statement, the Company and each Subsidiary has performed in all material respects all obligations required to be performed by it under each such Material Contract and, to the Seller's knowledge, the other parties to the Material Contracts are not in default of their obligations thereunder in any material respect.

     Section 5.13.  Insurance.  The description of the policies and binders of
                    ---------
insurance contained in Section 5.13 of the Disclosure Statement identifies: (i) the respective issuers and expiration dates thereof; (ii) deductible amounts and amounts of coverage available and outstanding thereunder; (iii) whether such policies and binders are "claims made" or "occurrences" policies, (iv) all self-insurance programs or arrangements; (v) any retrospective premium adjustments of which the Company or any Subsidiary has knowledge; and (vi) a schedule of all outstanding claims under any such policies.

     Section 5.14.  Trademarks and Intellectual Property.  Section 5.14 of the
                    ------------------------------------
Disclosure Statement sets forth all material patents, tradenames, trademarks, service marks, brandmarks, brandnames, material copyrights or registrations, or other material intellectual property or licenses thereof or applications therefor or interests therein, which the Company or any Subsidiary presently is using (other than commercially available software). The Company and each Subsidiary owns or has a valid license to use all of the technology, manufacturing processes and formulations that are material to its business as presently conducted. To the knowledge of Seller, neither the Company nor any Subsidiary is violating or infringing, and there is no pending or threatened claim of violation or infringement by the Company or any Subsidiary of, any industrial property rights, including without limitation any patents, copyrights, trademarks, tradenames and trade secrets, owned by any third person.

     Section 5.15.  Tax Matters.  All Tax Returns required to be filed by, or
                    -----------
with respect to, the Company and each Subsidiary on or prior to the Closing Date have been filed. Payment has been made of all Taxes required to be paid in respect of the periods covered by such Tax Returns (except where the failure to pay would not, in the aggregate, have a material adverse effect on the Company and the Subsidiaries). Neither the Company nor any Subsidiary is delinquent in the payment of any Tax, assessment or governmental charge, except where such delinquency would not, in the aggregate, have a material adverse effect on the Company and the Subsidiaries. There are no Tax liens upon the assets of the Company or any Subsidiary except liens for Taxes not yet due or being contested in good faith through appropriate proceedings. No deficiency for any Taxes has been proposed, asserted or assessed against the Company or any Subsidiary that has not been resolved or paid in full. No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Tax or Tax Returns of the Company or any Subsidiary. Prior to the Closing, the Company and each Subsidiary have been included, for federal income tax purposes, in the consolidated reporting group of Delmarva Power & Light Company.

     Section 5.16.  Employee Benefits.
                    -----------------

           (a) Section 5.16 of the Disclosure Statement identifies each employee pension benefit plan ("Pension Plan"), as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employee welfare benefit plan ("Welfare Plan"), as defined in Section 3(1) of ERISA, and deferred compensation plan maintained by or on behalf of the Company, each of the Subsidiaries or an ERISA Affiliate (as hereinafter defined) thereof to provide benefits to employees of the Company or any Subsidiary (collectively, "Employee Benefit Plans").

           (b) Each Employee Benefit Plan has been administered in material compliance with its terms and is in material compliance with the applicable provisions of ERISA (including, without limitation, the funding and prohibited transaction provisions thereof), the Internal Revenue Code of 1986, as amended (the "Code") and other applicable Laws.

           (c) There are not any inquiries or proceedings pending or threatened by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any participant or beneficiary, with respect to any Employee Benefit Plan now or formerly maintained by Seller or an ERISA Affiliate thereof or to which Seller or an ERISA Affiliate thereof has contributed.

           (d) Except as set forth in Section 5.16 of the Disclosure Statement, neither Seller nor any entity under common control with Seller within the meaning of Section 414(b), 414(c), 414(m), or 414(o) of the Code, or Section 4001(b) of ERISA (an "ERISA Affiliate"), has, since September 2, 1974, contributed or been required to contribute to any multiemployer plan, as defined in section 3(37) of ERISA ("Multiemployer Plan").

     Section 5.17.  Labor Matters.  None of the employees of the Company or
                    -------------
any Subsidiary are, or during the last three years have been, represented by any union or other bargaining representative, and no application or petition for certification of a collective bargaining agent at or with respect to the Company or any Subsidiary is pending. To the knowledge of Seller, during the last three years, no union has attempted to organize any group of employees of the Company or any Subsidiary and no such group has sought to organize into a union or similar organization for the purpose of collective bargaining. Except as set forth in Section 5.17 of the Disclosure Statement, there are no pending grievances, arbitration proceedings, unfair labor practice charges or other similar controversies between the Company or any Subsidiary and any of its or their employees. Section 5.17 of the Disclosure Statement includes a current list of the employees of the Company and each Subsidiary.

     Section 5.18.  Affiliated Agreements.  Except as described in Section
                    ---------------------
5.18 of the Disclosure Statement, there are no agreements, arrangements or understandings between the Company or any Subsidiary on the one hand and Seller or any director, shareholder or officer of Seller, the Company, any Subsidiary or any member of the immediate family of or any person or entity controlling or controlled by any of such persons (a "Related Party") that will not be terminated at or prior to the Closing. Except as set forth in Section 5.18 of the Disclosure Statement, no such Related Party has any material interest in any person or entity which has business dealings, or a financial interest in any transaction, with the Company or any Subsidiary.

     Section 5.19.  Environmental Matters.  Except as set forth in Section 5.19
                    ---------------------
of the Disclosure Statement:

           (a) The Company and each Subsidiary has complied in all material respects with all Environmental, Health and Safety Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or convened against any of them alleging any failure to so comply. Without limiting the generality of the proceeding sentence, the Company and each Subsidiary has obtained and has been in compliance with all Authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health and Safety Laws;

           (b) Neither the Company nor any Subsidiary has received any written notice of violation or other written notification from any Governmental Authority or any third party alleging that the Company or any Subsidiary is in violation of any Environmental, Health and Safety Laws;

           (c) Neither the Company nor any Subsidiary is the subject of any administrative or judicial proceedings or investigations pursuant to any Environmental, Health and Safety Laws;

           (d) Neither the Premises nor any other real property now or previously owned or leased by the Company or any Subsidiary (the "Former Real Property") contains any Hazardous Substance that, under any Environmental, Health and Safety Laws currently in effect: (x) imposes on any Person liability for removal, remediation, or other cleanup, or damage to natural resources; (y) would reasonably be expected to have a material adverse effect on the value of the assets of the Company or any Subsidiary; or (z) would result in the imposition of an Encumbrance on the Premises or any of assets of the Company or any Subsidiary;

           (e) Neither the Company nor any Subsidiary has received any request for information from any Governmental Authority or other Person related to any site which is, or may be, subject to actions for removal, response, remediation or cleanup of any Hazardous Substances, including, without limitation, any information request pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Pennsylvania Solid Waste Management Act, the Pennsylvania Clean Streams Law or the Pennsylvania Hazardous Sites Cleanup Act;

           (f) Neither the Company nor any Subsidiary has received any order, demand, or other claim: (x) for removal, response, remediation or cleanup of any Hazardous Substances; (y) for damage to natural resources; or (z) for personal injury or property damage related to the release or discharge of Hazardous Substances; and

           (g)   Neither the Company nor any Subsidiary:

                 (i) disposed, discharged, or released any Hazardous Substance or contaminant at;

                 (ii) arranged for the disposal of any Hazardous Substance or contaminant at;

                (iii)  transported any Hazardous Substance or contaminant to; or

                 (iv)  owned or operated

any site or facility that is listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or any similar state remedial action priority list, or which has been proposed for removal or remedial action under any Environmental, Health and Safety Laws.

     Section 5.20.  Absence of Certain Changes and Events.  Except as set
                    -------------------------------------
forth in Section 5.20 of the Disclosure Statement, since the date of the Interim Balance Sheet, the Company and each Subsidiary has conducted its business in the usual and ordinary course consistent with past practice and there has not been any:

                  (i) declaration or payment of any dividend or other distribution or payment in respect of the Shares or the Subsidiary Shares, other than any such paid entirely in cash, or any repurchase or redemption of any Shares or Subsidiary Shares, other than for consideration consisting entirely of cash;

                 (ii) change in the amount of the authorized or issued capital stock of the Company or any Subsidiary;

                (iii) material increase in any compensation payable to any shareholder, director, officer or employee of the Company or any Subsidiary;

                 (iv) adoption of or change in any Employee Benefit Plan, except as required by Law;

                  (v) change in the accounting methods, principles or practices followed by Seller, the Company or any Subsidiary; or

                 (vi) agreement, whether or not in writing, to do any of the foregoing.

     Section 5.21.  Records.  The stock records of the Company and each
                    -------
Subsidiary fairly and accurately reflect the record ownership of all of its and their outstanding shares of capital stock. The Company's and each Subsidiary's books and records are, or by the Closing shall be, located at their respective principal places of business.

     Section 5.22.  Brokers.  Neither Seller nor any of Seller's officers,
                    -------
directors, or employees has employed any broker, finder, or financial advisor, or incurred any liability for which Buyer would be liable for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transaction contemplated by this Agreement, nor is there any basis known to Seller for any such fee or commission to be claimed by any person.

     Section 5.23.  Seller's Knowledge.  For purposes of this Agreement, "to
                    ------------------
the knowledge of Seller" or words of similar import shall be conclusively deemed to be only that knowledge actually possessed by those persons identified in
Section 5.23 of the Disclosed Statement. Seller shall not be deemed to have actual or constructive knowledge of any fact, circumstance or occurrence known to any person other than as set forth in the preceding sentence.

     Section 5.24.  Disclosure.  To Seller's knowledge, the representations
                    ----------
and warranties of the Seller contained in this Agreement do not contain any untrue statement of a material fact or omit to state any statement of a material fact necessary to make the statements contained herein not misleading in any material respect. No investigation conducted by the Buyer shall be deemed to limit or vitiate the effect of the representations and warranties made herein, however, Buyer shall disclose in writing to Seller at or prior to Closing any representation or warranty which Buyer shall have found to be untrue or incorrect.

                                  ARTICLE VI.
                                  -----------
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

     Section 6.1.  Organization and Qualification.  Buyer is duly organized,
                   ------------------------------
validly existing and in good standing under the Laws under which it has been incorporated and has all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as presently conducted.

         Section 6.2. Power and Authorization. Buyer has full legal right,
                      -----------------------
authority and all legal right and Authorizations necessary to enter into and perform its obligations under this Agreement and under the Buyer Transaction Documents. This Agreement has been and, at the Closing, each Buyer Transaction Document will have been, duly and validly executed and delivered by Buyer. This Agreement constitutes, and each Buyer Transaction Document will constitute when executed and delivered by Buyer, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

         Section 6.3.  No Conflicts.

            (a) The execution, delivery and performance of this Agreement and the Buyer Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                (i) violate or conflict with the certificate or articles of incorporation or bylaws of Seller, or any Law binding upon Buyer; or

                (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any Material Contract to which Buyer is a party.

            (b) There is no consent or approval of, or registration, notification, filing and/or declaration with, any court or other Governmental Authority, creditor, lessor or other Person required to be given or made by Buyer in connection with the execution, delivery and performance of this Agreement and the Buyer Transaction Documents.

            (c) There are no actions, proceedings or investigations pending or, to the knowledge of Seller, threatened that question any of the transactions contemplated by, or the validity of, this Agreement or the Buyer Transaction Documents or which, if adversely determined, would have an adverse effect upon the ability of Buyer to enter into or perform its obligations under this Agreement or the Buyer Transaction Documents or to consummate the transactions contemplated hereby or thereby.

            (d) Buyer has not received any request from any Governmental Authority for information with respect to the transactions contemplated hereby except pursuant to the HSR Act.

         Section 6.4. Financial Condition. Buyer has on hand or has access to
                      -------------------
the funds necessary to enable it to consummate the transactions contemplated by this Agreement. Buyer is not aware of any fact or circumstance that could prevent Buyer from obtaining the funds sufficient to consummate the transactions contemplated by this Agreement.

         Section 6.5. SEC Disclosure. All reports filed by Buyer with the United
                      --------------
States Securities and Exchange Commission since January 1, 1996 complied when filed in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations of the Securities and Exchange Commission promulgated thereunder, and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein when necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

         Section 6.6. WARN Act. Buyer does not contemplate any "plant closing"
                      --------
or "employee layoff," as such terms are used in the Worker's Adjustment and Retraining Notification Act, as amended (the "WARN Act"), on or before the date that is sixty-one (61) days from and after the Closing Date with respect to any employee of the Company or any Subsidiary.

         Section 6.7. Investigation and Evaluation. Buyer acknowledges that: (i)
                      ----------------------------
Buyer is experienced in the operation of the type of businesses conducted by the Company and each Subsidiary; (ii) Buyer and its directors, officers, employees, attorneys, accountants and advisors have been given the opportunity to examine to the full extent deemed necessary and desirable by Buyer all books, records and other information with respect to the Company and each Subsidiary; (iii) Buyer has taken full responsibility for determining the scope of its investigations of the Company and each Subsidiary and for the manner in which such investigations have been conducted, and has examined the Company and each Subsidiary to Buyer's full satisfaction; (iv) Buyer is fully capable of evaluating the adequacy and accuracy of the information and material obtained by Buyer in the course of such investigations; (v) Buyer has not relied on Seller with respect to any matter in connection with Buyer's evaluation of the Company and each Subsidiary, other than the representations and warranties of Seller specifically set forth in Articles IV and V hereof and the Disclosure Statement referred to therein; and (vi) Seller is making no representations or warranties, express or implied, of any nature whatever with respect to the Company or any Subsidiary, other than the representations and warranties of Seller specifically set forth in Articles IV and V hereof.

         Section 6.8. Forecasts and Projections. Buyer acknowledges that there
                      -------------------------
are uncertainties inherent in attempting to make projections and forecasts and render opinions, Buyer is familiar with such uncertainties, and Buyer recognizes that any projections, forecasts or opinions furnished to it by Seller, its affiliates or any of their representatives are subject to such uncertainties and that the actual results of the operations of the Company and each Subsidiary could differ materially from any results anticipated in such projections, forecasts and opinions.

         Section 6.9. Brokers. No person acting on behalf of Buyer or any of its
                      -------
affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.


                                 ARTICLE VII.
                                 -----------
                             PRE-CLOSING COVENANTS

         Section 7.1. Seller's Covenants. Seller covenants as follows:

                      (i)  Buyer's Access to Premises and Information. Buyer and
                           ------------------------------------------
its representatives shall, prior to the Closing, have reasonable access (subject, among other things, to reasonable restrictions designed to comply with applicable antitrust and related laws and regulations) during normal business hours and upon reasonable advance notice to Seller, to the properties and business and books and records of the Company and each Subsidiary, and Seller will furnish Buyer (subject to reasonable restrictions) with such financial and operating data and other information as to the business and properties of the Company and each Subsidiary as Buyer shall from time to time reasonably request for the purpose of verifying the representations and warranties of Seller hereunder and in order for Buyer to be able to prepare and timely file such unaudited and audited financial information relating to the Company and the Subsidiaries as Buyer is required to file under the federal securities laws. In connection with its preparation of any such financial information, in order to minimize Buyer's need for direct access, Buyer may, at its option (and at its own expense), use the services of the Philadelphia office of Coopers & Lybrand in conducting such audit, but may also use Ernst & Young, LLP. Seller shall provide upon request reasonable assistance (at Buyer's expense) to Buyer and such auditors in preparing such financial statements (including, if requested by such auditors, providing financial information concerning Seller and delivering representation letters and other certificates in customary form, and requesting Seller's legal counsel to cooperate with such auditors). In addition, Buyer shall have the right at the sole option and expense, to obtain a title insurance policy with respect to the Premises owned by Company or a Subsidiary and Seller shall cooperate and shall cause Company and each Subsidiary to cooperate with any reasonable request of Buyer related thereto. Buyer acknowledges that certain of the information which may be made available to it is proprietary and includes confidential information. Buyer shall hold all such information in confidence and shall not disclose it to any person before the Closing without the approval of Seller; provided, however,
                                                          --------  -------
that the foregoing restriction shall not apply to any information which is or becomes publicly known or which is lawfully obtained from a third party, or to any disclosure required by Law. If the transactions contemplated hereby are not consummated, Buyer shall return to Company and each Subsidiary all documents containing proprietary or confidential information (including, without limitation, any such documents that reside in electronic media).

                (ii) Conduct of Business in Normal Course. Until the Closing,
                     ------------------------------------
Seller will cause the Company and each Subsidiary to carry on its respective business and activities in the ordinary course, and without Buyer's prior written consent Seller shall not cause or permit Company or any Subsidiary to:

                     (A) enter into any agreement, commitment or transaction involving an anticipated annual expenditure, or the rendering of any services with an aggregate value, in excess of $25,000 per annum which cannot be terminated on less than 30 days' written notice without payment of any penalty or premium, other than the completion of "Pad 7", Phase 5 Capping at "Pad 6", installation and repair of the landfill gas recovery system, and completion of repairs to the 750 thousand gallon lechate storage tank, in each case at PGL;

                      (B) engage any new employee for the Company or any Subsidiary; or

                      (C) make or institute any material purchase, sale, lease or operation;

in each case, other than in the ordinary course of business consistent with past practice.

                (iii) Maintenance of Facilities and Assets. Until the Closing,
                      ------------------------------------
Seller will cause the Company and each Subsidiary to maintain its and their facilities and assets in substantially the same state of repair, order and condition as they were in as the date hereof, reasonable wear and tear excepted.

                (iv)  Preservation of the Business. Until the Closing, Seller
                      ----------------------------
will use reasonable efforts, consistent with past practice, to preserve the business, the business relationships and goodwill of the Company and each Subsidiary.

                (v)   Maintenance of Insurance. Until the Closing, Seller and
                      ------------------------
the Company will continue to maintain insurance relating to the Company and each Subsidiary in the amounts and with the coverages described in Section 5.13 of the Disclosure Statement, subject to variations in amounts required by the ordinary operations of such businesses, and will pay all premiums thereon when due.

                (vi)  Repayment of Indebtedness. At or prior to the Closing,
                      -------------------------
Seller shall cause the Company and each Subsidiary to repay in full all indebtedness owing from the Company or any Subsidiary to Seller or any affiliate of Seller (other than the Company or any Subsidiary) and shall also cause to be paid in full all outstanding long term indebtedness of the Company and each Subsidiary (i.e. any indebtedness not taken into account for purposes of the Purchase Price adjustment pursuant to Section 3.3(a)), including all interest accrued thereon, provided that amounts outstanding under the Variable Rate Demand Revenue Bonds, 1995 Series, of PGL (the "Bonds") need not be repaid until 32 days following Closing. In addition, prior to Closing, Seller shall cause PGL to purchase for cash the 1997 Caterpillar 836 Compactor (currently leased by PGL) and PGH to purchase for cash the 1993 Mack Front-end Loader (currently leased by PGH). Notwithstanding the foregoing, Seller shall not be required to repay the Bonds if Buyer so requests in writing within fifteen (15) days after the date of this Agreement, and causes Seller and all of Seller's affiliates (other than the Company and the Subsidiaries) to be fully and completely released, as of the Closing, from all liability with respect to the Bonds, in which event the Purchase Price payable at Closing shall be reduced by the then outstanding principal amount of the Bonds (including any accrued interest thereon), and such amounts shall not be reflected in the Closing Date Balance Sheet.

                (vii) Further Covenants. Except as provided or contemplated
                      -----------------
herein, Seller further agrees, between the date hereof and the Closing:

                      (A) not to subject any of the assets or properties of the Company or any Subsidiary to any Encumbrance, other than Encumbrances disclosed in the Disclosure Statement, or to dispose of any material assets other than inventory sold or used, accounts receivable collected upon and supplies used, in each case in the ordinary course of business consistent with past practice;

                      (B) to maintain the books and records of the Company and each Subsidiary on a basis consistent with prior practice and the provisions herein;

                      (C) not to:

                          (1)  make any change in the capital stock of the
Company or any Subsidiary; grant any stock option or other right to purchase shares of the capital stock of the Company or any Subsidiary; issue or make any commitment to issue any securities of the Company or any Subsidiary, including, without limitation, any securities convertible into capital stock; grant any registration rights; or purchase, redeem, retire or make any other acquisition of any shares of any capital stock;

                          (2)  amend the certificates or articles of
incorporation or bylaws (or equivalent governing documents) of the Company or any Subsidiary;

                          (3)  fail to pay or discharge when due any liability
or obligation of the Company or any Subsidiary which failure may, in the aggregate, have a material adverse effect on the Company and the Subsidiaries; or

                          (4)  enter into any contract with Seller or any
affiliate of Seller;

                      (D) to comply, and cause the Company and each Subsidiary to comply, in all material respects, with all Laws and to perform and cause the Company and each Subsidiary to perform, its contractual obligations without default in any material respect; other than matters contested in good faith, the noncompliance with which, individually or in the aggregate, do not and will not have a material adverse effect on the financial condition, properties or operations of the Company and the Subsidiaries;

                      (E) to cooperate and to cause the Company and each Subsidiary to cooperate with Buyer in obtaining all necessary consents and approvals required in connection with the transactions contemplated hereby; and

                      (F) to deliver to Buyer at the Closing the resignations (effective as of the Closing) of such officers and directors of the Company and each Subsidiary as Buyer shall request of Seller not later than ten (10) days prior to the proposed Closing Date, together with releases by such persons of any claims of any nature against the Company or the Subsidiaries.

     Section 7.2. Publicity. Buyer and Seller each shall not, except to the
                  ---------
extent required by Law or the rules of any securities exchange on which a party's securities are traded, make any public announcement (whether written or oral) or notice to the press relating to any transaction contemplated by this Agreement without the prior approval of the other party hereto, which approval shall not be unreasonably withheld. In the case of any public announcement or other disclosure required by Law or the rules of any securities exchange on which a party's securities are traded, each party shall, insofar as is practicable, consult with the other party prior to any such disclosure, but the other party's approval shall not be required.

     Section 7.3. HSR Act. Buyer and Seller each shall use its best efforts to
                  -------
file as soon as reasonably practicable following the execution and delivery of this Agreement notifications under the HSR Act in connection with the transactions contemplated by this Agreement and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation, and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or any court or other Governmental Authority in connection with antitrust matters. Buyer and Seller each shall take such actions as are necessary to overcome any objections which may be raised by the FTC or the Antitrust Division.

     Section 7.4. Cooperation and Best Efforts. Buyer and Seller each agrees to
                  ----------------------------
cooperate with the other in the performance of all obligations under this Agreement and to use its best efforts to fulfill its obligations under this Agreement, and to satisfy or cause to be satisfied, at or before the Closing, the conditions to each party's performance under this Agreement. During the period prior to the Closing Date, Buyer and Seller each shall act diligently and reasonably, and shall cooperate with each other to secure any consents and approvals of any Governmental Authority required to be obtained in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Articles IX and X.

     Section 7.5. Longenecker Option. Prior to the Closing Seller shall, upon
                  ------------------
Buyer's written request, cause PGL to exercise the option granted to PGL pursuant to the Option and Purchase Agreement, dated May 15, 1997, between Richard and Pauline Longenecker and PGL, as amended August 13, 1997, provided that Buyer shall be responsible for and shall pay for all of Seller's and PGL's costs and expenses incurred thereby (including without limitation the payment of the purchase price thereunder). If this Agreement is terminated and the transactions contemplated hereby are not consummated, Seller shall, within five
(5) days after such termination, repay to Buyer all amounts advanced pursuant to this Section.

     Section 7.6. Levan Option. Prior to the Closing, Seller shall cause PGL to
                  ------------
use reasonable efforts to enter into an agreement to purchase the Levan Property on Laurel Drive, Pine Grove, Pennsylvania, on the terms and conditions set forth in the letter of intent related thereto referred to in Section III(B) of the Disclosure Statement; provided that Buyer shall be responsible for and shall pay for all of Seller's and PGL's costs and expenses incurred thereby (including without limitation the payment of the purchase price thereunder). If this Agreement is terminated and the transactions contemplated hereby are not consummated, Seller shall, within five (5) days after such termination, repay to Buyer all amounts advanced pursuant to this Section.

     Section 7.7. Surety and Similar Obligations. Prior to the Closing, Buyer
                  ------------------------------
and Seller shall each use reasonable efforts to cause, as of the Closing, Seller and each affiliate of Seller (other than the Company and the Subsidiaries) to be released from all obligations of surety, guaranty, support and similar liabilities with respect to the Company and the Subsidiaries (including without limitation pursuant to the agreement dated June 6, 1997 between Seller and United States Fidelity and Guaranty Company et al., and the Reimbursement Agreement between an affiliate of Seller and CoreStates Bank, N.A.). From and after the Closing Buyer shall use all commercially reasonable efforts to cause Seller and each such affiliate to be so released as soon as practicable, and to substitute therefor Buyer or an affiliate of Buyer, and shall indemnify and hold harmless Seller and its affiliates from all liabilities related thereto.


                                 ARTICLE VIII.
                                 ------------
                            POST-CLOSING COVENANTS

     Section 8.1. Books and Records. Buyer will use its best efforts to preserve
                  -----------------
all books and records of the Company received from Seller, or held by the Company immediately after the Closing, and to provide Seller or its agents reasonable access to such books and records for a period of six years following the Closing Date, or until such later date as preservation of and access to those books and records is no longer required by any governmental or similar body.

     Section 8.2. Compliance with WARN Act. Following the Closing Date, Buyer
                  ------------------------
shall comply in all respects with the WARN Act and shall not take any action that would subject Seller to any liability or obligation, including, without limitation, any disclosure or announcement obligation, under the WARN Act.

                                  ARTICLE IX.
                                  ----------
                  CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

     The obligation of Buyer to purchase the Shares from Seller under this Agreement is subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article IX. Buyer may waive any or all of these conditions in whole or in part.

     Section 9.1. Accuracy of Representations and Warranties; Performance by
                  ----------------------------------------------------------
Seller. The representations and warranties of Seller contained in this Agreement
------
shall be true and correct in all material respects, except for changes permitted or contemplated by this Agreement, on and as of the time of Closing with the same effect as though such representations and warranties had been made at and as of such time (except to the extent that they expressly relate to an earlier date). Seller shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

     Section 9.2. Closing Deliveries. Buyer shall have received the deliveries
                  ------------------
set forth in Section 11.2(a).

     Section 9.3. Absence of Litigation. No action or proceeding before any
                  ---------------------
court or other Governmental Authority shall have been instituted by any person (other than Buyer or any affiliate thereof) to restrain or prohibit the transactions contemplated by this Agreement and shall not have been dismissed or resolved.

     Section 9.4. Consents. All consents, approvals, permits, orders and actions
                  --------
set forth in Section 6.3(a) of the Buyer Disclosure Statement shall have been obtained and shall be in full force and effect.

     Section 9.5. HSR Act. The waiting period under the HSR Act shall have
                  -------
expired or been terminated without any request by any Governmental Authority for any additional information concerning such transactions.

     Section 9.6. Opinion of Counsel. Buyer shall have received the opinion
                  ------------------
satisfactory to Buyer of Drinker Biddle & Reath LLP, counsel for Seller, dated as of the Closing, with respect to those matters on Exhibit 9.6 hereto.

     Section 9.7. Audit. Buyer shall not have been advised in writing by the
                  -----
auditors preparing the financial statements of Company as required by applicable securities laws and regulations, that by reason of the condition of Seller's accounting records, such auditors are unable to timely prepare such financial statements, as required by such laws and regulations.

     Section 9.8. Waiver of Conditions. Notwithstanding the failure of any one
                  --------------------
or more of the foregoing conditions, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that Buyer proceeds with the Closing, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against Seller, the Company or any Subsidiary by reason of the failure of any such conditions; provided that Buyer has received written notice thereof.


                                  ARTICLE X.
                                  ---------
                 CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

     The obligation of Seller to sell and transfer the Shares to Buyer under this Agreement is subject to the satisfaction, at or before the Closing, of all conditions set forth in this Article X. Seller may waive any or all of these conditions in whole or in part.

     Section 10.1. Accuracy of Representations and Warranties; Performance by
                   ----------------------------------------------------------
Buyer. The representations and warranties of Buyer contained in this Agreement
-----
shall be true and correct in all material respects, except for changes permitted or contemplated by this Agreement, on and as of the time of Closing with the same effect as though such representations and warranties had been made at and as of such time (except to the extent that they expressly relate to an earlier date). Buyer shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

     Section 10.2. Closing Deliveries. Seller shall have received the deliveries
                   ------------------
set forth in Section 11.2(b).

     Section 10.3. Absence of Litigation. No action or proceeding before any
                   ---------------------
court or other Governmental Authority shall have been instituted by any person (other than Seller or any affiliate thereof) to restrain or prohibit the transactions contemplated by this Agreement and shall not have been dismissed or resolved.

         Section 10.4. Consents. All consents, approvals, permits, orders and
                       --------
actions set forth in Sections 4.3(b) and 5.2(b) of the Disclosure Statement shall have been obtained and shall be in full force and effect.

         Section 10.5. HSR Act. The waiting period under the HSR Act shall have
                       -------
expired or been terminated without any request by any Governmental Authority for additional information concerning such transactions.

         Section 10.6. Opinion of Counsel. Seller shall have received the
                       ------------------
opinion satisfactory to Seller of Robert M. Kramer, Esquire, counsel for Buyer, dated as of the Closing, with respect to those matters on Exhibit 10.6 hereto.

         Section 10.7. Approval by the Board of Directors. This Agreement, and
                       ----------------------------------
the transactions contemplated hereby, shall have been approved (and shall not have been disapproved) by action of Seller's Board of Directors; provided that Seller shall waive this condition unless the requisite board action is taken within ten (10) days of the date of this Agreement.

         Section 10.8. Waiver of Conditions. Notwithstanding the failure of any
                       --------------------
one or more of the foregoing conditions, Seller may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that Seller proceeds with the Closing, Seller shall be deemed to have waived for all purposes any rights or remedies it may have against Buyer by reason of the failure of any such conditions or the breach of any such representations.


                                 ARTICLE XI.
                                 ----------
                                 THE CLOSING

         Section 11.1. The Closing. The "Closing Date" refers to the date upon
                       -----------
which the parties consummate the purchase and sale of the Shares as contemplated herein, and shall occur on the fifth 5th business day after termination or expiration of the waiting period under the HSR Act. The consummation of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Drinker Biddle & Reath LLP, Philadelphia National Bank Building, 1345 Chestnut Street, Philadelphia, Pennsylvania 19107-3496, commencing at 10:00 a.m., local time, on the Closing Date, and shall be effective as of 12:01 a.m. Philadelphia time on the Closing Date. Subject to Article XII, failure to consummate the Closing shall not result in the termination of this Agreement or relieve any person of any obligation hereunder.

     Section 11.2. Deliveries at the Closing. At the Closing, in addition to the
                   -------------------------
other actions contemplated elsewhere herein:

            (a) Seller shall deliver, or shall cause to be delivered, to Buyer the following:

                (i) certificates representing all of the Shares, duly endorsed for transfer or with stock powers affixed thereto executed in blank in proper form for transfer;

                (ii) a certificate, dated the Closing Date and signed by the President or Vice President of Seller, as to the satisfaction of the conditions set forth in Section 9.1.

                (iii) copies of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Seller Transaction Documents, certified as of the Closing by the Secretary or an Assistant Secretary of Seller;

                (iv) certificates of good standing of a recent date for the Company and each Subsidiary, certified by the Secretaries of State of the Company's and each Subsidiary's respective jurisdiction of organization and of each state in which the Company and each Subsidiary is qualified to do business, and certificates from the appropriate taxing authorities as to the absence of Tax liens;

                (v) executed resignations and releases as requested by Buyer pursuant to Section 7.1(vii)(F);

                (vi) to the extent provided by Section 3.5(b), all of the ownership interest in Pine Grove Gas Development LLC owned by Seller or any of its affiliates;

                (vii) the original certificates representing the capital stock of each Subsidiary; and

               (viii) a certification of non-foreign status of Seller in accordance with Treasury Regulation (S)1.445-2(b)(2).

          (b) Buyer shall deliver, or shall cause to be delivered, to Seller the following:

                  (i) Immediately available funds in the amount of the Closing Payment less the amount of the Deposit;

                 (ii) a certificate, dated the Closing Date signed by the President or a Vice President of Buyer, as to the satisfaction of the conditions set forth in Section 10.1;

                (iii) a copy of Buyer's articles or certificate of incorporation and bylaws and all amendments thereof to date, certified as of a recent date by the Secretary of State of Delaware and by the Secretary or an Assistant Secretary of Buyer, and accompanied by a certificate of good standing as of a recent date for Buyer, certified by the Secretary of State of Delaware; and

                 (iv) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the Buyer Transaction Documents, certified as of the Closing by the Secretary or an Assistant Secretary of Buyer.


                                 ARTICLE XII.
                                 ------------
                                  TERMINATION

     Section 12.1.  Termination.  This Agreement may be terminated prior to the
                    -----------
Closing Date:

          (a)  by mutual consent of Buyer and Seller; or

          (b) by either party if the transactions contemplated hereby are not consummated on or before January 31, 1998 and if as of such date the Closing shall not have occurred by reason of any failure to satisfy the conditions to Closing as set forth in Article IX or X hereof; provided, however, that the
                                                --------  -------
right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (c) If the Closing shall not have taken place on or before January 31, 1998 because any of the conditions precedent to Closing contained in Article X have not been, or are not able to be, satisfied by such date, by reason of the breach or nonperformance by Buyer of any of its covenants or agreements contained herein, or if any of Buyer's representations and warranties are not (or would not) then be true and correct in all material respects, Seller shall be entitled to declare the Agreement terminated and retain the Exclusivity Fee (including all interest thereon). If the Closing shall not have taken place on or before January 31, 1998 because any of the conditions precedent to Closing contained in Article IX have not been, or are not able to be, satisfied by such date, Buyer shall have the right to terminate this Agreement and have the Exclusivity Fee (including all interest thereon) returned.

          (d) In the event of any failure to consummate any transaction contemplated by this Agreement, no provision of this Agreement, including, without limitation, the provisions of Section 12.1(c), shall impair, limit or otherwise affect the right of any party hereto from seeking, in any court of competent jurisdiction, damages, specific enforcement or other equitable remedies in the case of any breach or threatened breach of contract, including, without limitation, for breach of any representations, warranties or covenants contained herein.

          Section 12.2.  Procedure for Termination.  A party terminating this
                         -------------------------
Agreement pursuant to Section 12.1 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party.


                                 ARTICLE XIII.
                                 -------------
                                   INDEMNITY

          Section 13.1.  Indemnity by Seller.
                         -------------------

          (a) From and after the Closing, Seller shall indemnify and hold Buyer harmless from and against any liabilities, obligations, losses, damages, costs, charges or other expenses of every kind and character, including reasonable attorneys' fees and litigation expenses (including costs of expert witnesses) and disbursements (collectively, "Damages") arising after the Closing and actually suffered by or incurred by Buyer to the extent arising out of or as a result of (i) the inaccuracy of any representation or warranty or the breach, nonfulfillment or nonperformance of any covenant or agreement of Seller under this Agreement or any other Transaction Document; (ii) any and all amounts which relate to liability for Taxes of the Company or any Subsidiary for any period or periods ending on or before the Closing Date, excluding any Taxes that are accrued and reflected as a liability on the Interim Balance Sheet or the Closing Balance Sheet or (iii) action by the Pennsylvania Department of Environmental Protection, Schuylkill County or Pine Grove Township for any malodor from the Landfill which occurred prior to Closing. Notwithstanding the foregoing, Seller shall not be required to indemnify or hold harmless Buyer with respect to any loss incurred by Buyer unless and until the aggregate amount of all Damages incurred by Buyer in respect of which Seller would be liable to Buyer under this Section 13.1 exceeds $500,000 (in which case Seller shall be responsible for all such Damages, subject to the terms of this Agreement), and notwithstanding anything contained herein to the contrary, the aggregate amount required to be paid by Seller pursuant to this Section 13.1 shall not exceed seventy-five percent (75%) of the Closing Payment. Certain representations or warranties of Seller contained herein are qualified by "materiality" (such as, a representation that a certain condition or event has occurred or exists "in all material respects"). For purposes of determining, pursuant to Section 13.1(a), whether representations and warranties qualified by materiality are accurate or inaccurate, such representation or warranty will be deemed correct if all instances or circumstances of noncompliance, in the aggregate, result in Damages of less than $50,000. For the sake of clarity, this interpretation of the phrase "in all material respects" and of the word "material" shall not be used to interpret or modify the parties' obligations under any provision hereof other than as set forth in Section 13.1(a)(i), including without limitation the parties' obligations under Sections 9.1 and 10.1 hereof.

          (b) The indemnification provided for in Section 13.1 shall be limited to claims asserted and claim notices delivered within eighteen (18) months from and after the Closing Date; provided, however, that a claim that Seller has
                            --------  -------
breached its representations and warranties made in Sections 5.15 and 5.16 hereof may be made at any time before the expiration of the statute of limitations that would be applicable to an action brought by the appropriate taxing authority with respect to the matters forming the basis for such claim.

          (c) The remedy provided by this Section 13.1, subject to the limitations set forth in this Article XIII, shall be Buyer's sole and exclusive remedy for the recovery of any damages, losses, deficiencies, liabilities, costs and expenses resulting from, relating to or arising out of any (i) misrepresentation or breach of warranty made by or on behalf of Seller in this Agreement or in any certificate delivered by Seller pursuant hereto, (ii) non-fulfillment of any agreement or covenant on the part of Seller or (iii) any other aspect of any transaction contemplated by this Agreement.

          (d) Notwithstanding any other provision hereof, Seller shall have no liability in respect of any claim for indemnification under this Section 13.1:

                 (i) if and to the extent that provision or reserve for or in respect of the liability or other matter giving rise to such claim has been made in the Interim Balance Sheet or the Closing Date Balance Sheet, and such liability has been taken into account in calculating the Closing Adjustment pursuant to Section 3.4 hereof;

                (ii) if and to the extent that such claim arises as a result of any change in legislation that takes effect retrospectively;

               (iii) if and to the extent that such claim is caused by or attributable to any voluntary act, omission, transaction or arrangement of Buyer, the Company or any Subsidiary from and after the Closing (provided that, for the sake of clarity, this provision shall not reduce Seller's obligations pursuant to Section 13.1(a) hereof by reason of any breach of representation or warranty by Seller); or

                (iv) to the extent that Buyer, the Company or any Subsidiary is insured against any loss or damage suffered by it arising out of such breach or claim under the terms of any insurance policy.

          Section 13.2.  Indemnification by Buyer.  From and after the Closing,
                         ------------------------
Buyer shall indemnify and hold harmless Seller from and against any and all Damages arising after the Closing and actually suffered or incurred by Seller arising out of or as a result of (i) the inaccuracy of any representation or warranty or the breach, nonfulfillment or nonperformance of any covenant or agreement of Buyer under this Agreement or any other Transaction Document or
(ii) the ownership or operation by Buyer of the Company, any Subsidiary, the Project, the Premises, the Former Real Property or any assets of the Company or any Subsidiary, including, without limitation, pursuant to any of the Contracts and any liability arising under any Environmental, Health and Safety Laws.

     Section 13.3.  Procedure for Indemnification with Respect to Third Party
                    ---------------------------------------------------------
                    Claims.
                    ------

          (a) If any third party shall notify a party to this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against the other party to this Agreement (the "Indemnifying Party") under this Article XIII, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that subject to Section 13.1(b), no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and to the extent) the Indemnifying Party is thereby prejudiced. Such notice shall state the amount of the claim and the relevant details thereof.

          (b) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within ten days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party pursuant to the provisions of Article XIII, as applicable, from and against all Damages incurred by the Indemnified Party resulting from the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief.

          (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 13.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld). In the case of (c)(ii) or (c)(iii) above, any such consent to judgment or settlement shall include, as an unconditional term thereof, the release of the Indemnifying Party from all liability in connection therewith.

          (d) If any condition set forth in Section 13.3(b) above is or becomes unsatisfied or if the Indemnifying Party does not assume the defense of the Third Party Claim pursuant to Section 13.3(b), (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith, and (ii) the Indemnifying Party will remain responsible for any Damages suffered by the Indemnified Party to the extent provided in this Article XIII.

     Section 13.4.  Procedure for Non-Third Party Claims.  If Buyer or Seller
                    ------------------------------------
wishes to make a claim for indemnity under Section 13.1 or Section 13.2, as applicable, and the claim does not arise out of a third party notification which makes the provisions of Section 13.3 applicable, the party desiring indemnification shall deliver to the party from which indemnification is sought a written demand for indemnification ("Indemnification Demand"). The Indemnification Demand shall state: (a) the amount of Damages which the Indemnified Party has incurred or has suffered or is expected to incur or suffer for which the Indemnified Party is entitled to indemnification pursuant to
Section 13.1 or Section 13.2, as applicable; and (b) the nature of the event or occurrence which entitles the Indemnified Party to receive payment under Section
13.1 or Section 13.2, as applicable. If the Indemnifying Party wishes to object to an Indemnification Demand, the Indemnifying Party must send written notice to the Indemnified Party stating the objections and the grounds for the objections ("Indemnification Objection"). If no Indemnification Objection is sent within thirty (30) days after the Indemnification Demand is sent, the Indemnifying Party shall be deemed to have acknowledged the correctness of the claim or claims specified in the Indemnification Demand and shall pay the full amount claimed in the Indemnification Demand within forty-five (45) days of the day the Indemnification Demand is dated.

     Section 13.5.  Special Tax Provisions.
                    ----------------------

          (a) Seller shall include Pine Grove, Inc. in its consolidated federal tax return and in any state or local tax return filed on a consolidated, combined or unitary basis through the close of business on the Closing Date.

                 (i) Seller and Buyer shall jointly make a timely election under Section 338(h)(10) of the Internal Revenue Code of 1986 (and any corresponding elections under state or local tax law) (collectively, a "Section 338(h)(10) Election") with respect to Company and the Subsidiaries.

                (ii) Seller and Buyer shall (a) take, and cooperate with each other to take, all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Section 338(h)(10) Election in accordance with
Section 338 of the Code and the applicable regulations and from time to time thereafter, and (b) Seller and Buyer shall report the sale of the Pine Grove, Inc. Stock pursuant to this Agreement consistent with the Section 338(h)(10) Election and shall take no position contrary thereto or inconsistent therewith in any tax return, any discussion with or proceeding before any taxing authority, or otherwise.

               (iii)   Allocations.  As soon as practicable after the date
                       -----------
hereof, but in no event later than 90 days prior to the date for filing of the consolidated Delmarva Power & Light Co. return for 1997 (taking into account any extensions), Buyer shall prepare for Seller's review a schedule setting forth
(a) the modified aggregate deemed sales price (the "MADSP") at which the Company is deemed to have sold its assets for tax purposes as a result of the Section 338(h)(10) Election, (b) the adjusted grossed-up basis (the "AGUB") at which the Company is deemed to have purchased its assets for tax purposes as a result of such election, and (c) the allocations of MADSP and AGUB among the assets of the Company (collectively, the "Proposed Initial Allocation"). The Proposed Initial Allocation shall be determined in accordance with Section 338 of the Code and the applicable regulations thereunder, in a manner consistent with the allocation set forth on
Schedule 13.5 hereto. Unless Seller shall have objected in writing to the Proposed Initial Allocation within 30 days of the receipt thereof, Seller will be deemed to have agreed to the Proposed Initial Allocation, which shall become the Initial Allocation. The Initial Allocation shall be set forth on a statement (the "Initial Allocation Statement") signed by the president or any vice president of Buyer and Seller. If any increase or decrease in MADSP and/or AGUB occurs, the amount of such increase or decrease and the allocation thereof among the assets of the Company (collectively, the "Adjustment Allocation") shall be set forth on a statement (the "Adjustment Allocation Statement") prepared by Buyer and delivered to Seller. The Adjustment Allocation Statement shall be subject to the consent of Seller. Buyer and Seller will, to the maximum extent permitted under applicable law, (a) file, or cause to be filed, all Tax Returns in a manner consistent with the Initial Allocation and any Adjustment Allocations and (b) not take any action inconsistent therewith.

                (iv)   Dispute Resolution.  Any dispute regarding the Proposed
                       ------------------
Initial Allocation or any Adjustment Allocation shall be submitted for resolution to independent accountants of nationally recognized standing reasonably satisfactory to Buyer and Seller (the "Tax Dispute Accountants"). The decision of the Tax Dispute Accountants shall be final, conclusive and binding on the parties. The fees and expenses of the Tax Dispute Accountants in resolving a dispute will be borne equally by Buyer and Seller except that the Tax Dispute Accountants may, if justice requires, allocate such expenses and fees in any other manner they may determine between the Buyer, on the one hand, and Seller, on the other.

          (b) Buyer shall cause the Company to timely prepare and file any required Tax Returns of the Company which are due after the Closing Date and which include any period prior to the Closing Date. At least twenty business days prior to the filing of the Tax Returns that the Company is required to file pursuant to this Section 13.5, Buyer shall provide Seller with copies of such Tax Returns for Seller's approval, which approval shall not be unreasonably withheld. If Buyer fails to comply with any reasonable request of Seller made in relation to and before filing of such Tax Return, then Seller shall cease to have any liability to make any payment in respect of any liability for Taxes resulting from the failure or refusal of Buyer to comply with such request.

          (c) Seller shall be entitled to any credits or refunds of Taxes of the Company for any period or periods ending on or before the Closing Date, excluding any amounts reflected in the Closing Balance Sheet and taken into account in the calculation of the Closing Payment. Any credits or refunds to which Seller is entitled hereunder but which at any time subsequent to the Closing Date are received by or credited to the Company, shall be promptly paid to Seller following receipt of such refund or the utilization by the Company of such credit.

          (d) Buyer shall immediately notify Seller in writing upon receipt by Buyer or the Company of notice of any tax audits, any pending or threatened assessments with respect to Taxes or any requests by a taxing authority to extend the applicable statute of limitations relating to periods and Taxes of the Company for which Seller has any liability under this Agreement. Seller shall have the right, at its cost, to determine whether to grant or deny any such extensions, to control the Company's interests in any audit or other examination by any taxing authority and to contest, resolve and defend against any assessment for Taxes, notice of deficiency or other adjustment of Taxes of or relating to the Company for taxable periods of the Company ending on or prior to the Closing Date and to employ counsel of its choice, at its cost; provided,
                                                                      --------
however, that Buyer has received assurance reasonably acceptable to Buyer that
-------
Seller will, to the extent required under this Agreement, pay any liability for indemnification hereunder resulting therefrom.

          (e) Buyer and Seller shall each provide the other with such assistance as reasonably may be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority or any judicial or administrative proceedings related to liability for Taxes (including refunds), and will each provide the other with any records or information relevant to such return, audit or examination, proceedings or determination as are in their possession or subject to their control. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns. Each party shall retain for a reasonable period of time (but not less than six (6) years after Closing or until expiration of all applicable statutes of limitation, whichever is later) and provide the other party with any records or information or any other assistance (including, without limitation, making employees available to such other party) which may be relevant to such Tax Return, audit, proceeding or determination. The party requesting assistance hereunder shall reimburse the other for reasonable expenses incurred in providing such assistance.

          (f) Buyer shall, if so requested by Seller, cause the Company to apply forthwith upon the request being made, at the expense of Seller, for any available amnesty or other legal provision permitting the Company to close preceding years for any Tax-related purpose.

     Section 13.6.  Recovery of Costs; Limitation of Damages.  If any dispute
                    ----------------------------------------
resolution, legal or equitable action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action, in addition to any other relief to which it or they may be entitled. Under no circumstances shall either party hereto be liable for any special, consequential, indirect or punitive damages for any misrepresentation or breach of any provision of, or any other matter arising pursuant to, this Agreement or any Transaction Document. In addition, under no circumstances shall Damages include any losses, claims, liabilities, damages, obligations, costs or expenses to the extent they affect or relate to any business or operation of Buyer, including, without limitation, the financial condition, prospects or operations thereof, other than the business of the Company and each Subsidiary from and after the Closing.

     Section 13.7.  Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN
                    ------------------------
THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER IS SELLING THE SHARES (AND THE BUSINESSES AND ASSETS REPRESENTED THEREBY) ON AN "AS IS, WHERE IS" BASIS AND DISCLAIMS ALL WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that neither Seller nor any of its representatives or any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, forecasts or other forward looking information, summaries or schedules heretofore made available by Seller or its representatives to Buyer or any other information which is not included in this

Agreement or the Disclosure Statement, and neither Seller nor any of its representatives or any other person will have or be subject to any liability to Buyer or any other person resulting from the distribution of any such information to, or use of any such information by, Buyer or any of its agents, consultants, accountants, counsel or other representatives.


                                 ARTICLE XIV.
                                 ------------
                                 MISCELLANEOUS

     Section 14.1.  Survival of Representations and Warranties.  All
                    ------------------------------------------
representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, however, that (i) the representations
                               --------  -------
and warranties set forth in Sections 5.15 and 5.16 shall survive the Closing until the expiration of applicable statutes of limitations. Except as otherwise expressly provided herein, no claim shall be made for the breach of any representation or warranty under this Agreement after the date on which such representations and warranties terminate as set forth in this Section 14.1.

     Section 14.2.  Counterparts.  This Agreement may be executed simultaneously
                    ------------
in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 14.3.  Assignment.  This Agreement shall be binding on, and shall
                    ----------
inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns, but this Agreement shall not be assignable by a party without the prior written consent of the other party, except that Buyer may assign its rights and obligations under this Agreement to an affiliate of Buyer, provided that such obligations are guaranteed by Buyer.

     Section 14.4.  Retention of Counsel.  Buyer, for itself, the Company and
                    --------------------
each Subsidiary, and its and their successors and assigns, hereby irrevocably acknowledges and agrees that all communications between Seller and its counsel, including, without limitation, Drinker Biddle & Reath LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement, or any matter relating to any of the foregoing, are privileged communications between Seller and such counsel and neither Buyer nor any Person purporting to act on behalf of or through Buyer, shall seek to obtain the same by any process.

     Section 14.5.  Fees and Expenses.  Seller and Buyer each shall pay all
                    -----------------
fees, costs, and expenses (including without limitation legal and accounting expenses) incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement; provided, however, that Buyer shall pay all documentary, transfer,
           --------  -------
and sales taxes that arise out of or in connection with the transactions contemplated by this Agreement.

     Section 14.6.  Notices.  All notices, requests, demands and other
                    -------
communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

          Buyer:    Eastern Environmental Services, Inc.
                    1000 Crawford Place
                    Suite 101
                    Mt. Laurel, NJ  08054
                    Attention:  President

   With a Copy to:  Robert M. Kramer, Esquire
                    1150 First Avenue, Suite 900
                    King of Prussia, PA  19406
                    Fax:  (610) 992-0723

           Seller:  DELMARVA CAPITAL TECHNOLOGY COMPANY
                    c/o Delmarva Power
                    800 King Street
                    Wilmington, DE  19889
                    Attn:  General Counsel
                    Fax:  (302) 452-6041

   With a Copy to:  F. Douglas Raymond, III
                    DRINKER BIDDLE & REATH LLP
                    Philadelphia National Bank Building
                    1345 Chestnut Street
                    Philadelphia, PA  19107-3496
                    Fax:  (215) 988-2757

Any party may change its address for purposes of this Section by giving the other parties written notices of the new address in the manner set forth above.

     Section 14.7.  Governing Law.  This Agreement shall be construed in
                    -------------
accordance with, and governed by, the internal Laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of Laws thereof.

     Section 14.8.  Further Actions and Assurances.  Each of the parties hereto
                    ------------------------------
shall use such party's best effort to take such action as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement. From time to time, at Buyer's request, whether at or after the Closing and without further consideration, Seller shall execute and deliver such further instruments of assignment, conveyance and transfer and take such other actions as Buyer may reasonably request to convey and transfer more effectively to Buyer any of the Shares. Buyer shall, after the Closing, from time to time, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Seller.

     Section 14.9.  Effect of Headings.  The subject headings of the articles
                    ------------------
and sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     Section 14.10.  Severability.  The invalidity or unenforceability of any
                     ------------
particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

     Section 14.11.  Representations.  No representation or warranty in this
                     ---------------
Agreement shall be deemed violated if the particular information required to be disclosed by a party in any such representation or warranty is disclosed by such party in or in response to any other representation or warranty of such party in this Agreement.

     Section 14.12.  Entire Agreement; Modification; Waiver.  This Agreement,
                     --------------------------------------
together with the other agreements referred to herein, constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties hereto; provided, however, that the Confidentiality
                                    --------  -------
Agreement dated as of September, 1997, by and between Seller and Buyer shall survive the execution and delivery of this Agreement and the occurrence of the Closing. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by any party making the waiver.


     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.


                                      DELMARVA CAPITAL TECHNOLOGY COMPANY


                                      By:   /s/ J. William Andrew
                                           ------------------------
                                         Name:  J. William Andrew
                                         Title: General Manager


                                      EASTERN ENVIRONMENTAL SERVICES, INC.


                                      By:   /s/ Robert M. Kramer
                                           ------------------------
                                         Name:  Robert M. Kramer
                                         Title: Executive Vice President